Exhibit 99.1

FactSet Appoints Kristina Karnovsky as Executive Vice President, Chief Product Officer

Karnovsky Brings Two Decades of Experience in Leadership Roles at FactSet; Most Recently, Served as Senior Vice President, Head of Research Solutions

NORWALK, Conn., July 19, 2021 – FactSet (NYSE: FDS) (NASDAQ: FDS), today announced that Kristina Karnovsky has been appointed to the role of Executive Vice President, Chief Product Officer (CPO), effective July 19, 2021. In this role, she will report directly to Chief Executive Officer (CEO) Phil Snow.

As CPO, Karnovsky will work across the entire product portfolio to deliver a differentiated advantage for clients. Building on her extensive experience spanning 20 years at FactSet, Karnovsky will leverage her understanding of clients’ needs across FactSet’s sales regions and firm types while expediting the go-to-market product strategy.

“As we build the leading open content and analytics platform, our goal is to transform the way our users discover, decide, and act on opportunities using our digital solutions, and purposefully increasing our pace and speed to market by streamlining how we work,” said Phil Snow, CEO, FactSet. “Kristy’s appointment is a further commitment to investing in our products, so we are better equipped to help clients drive greater impact for their organizations. We look forward to leveraging Kristy’s strong leadership and track record of execution.”

“During my career at FactSet, we have grown into a large global organization dedicated to delivering personalized experiences to our clients with differentiated products,” said Karnovsky. “I am excited to lead these efforts as we focus on evolving and innovating our product portfolio to support our clients’ success.”

Karnovsky has two decades of experience in various leadership roles at FactSet. Most recently, she served as Senior Vice President, Head of Research Solutions, FactSet’s largest business. In this role, she led the global strategy, product development, engineering, and quality assurance of FactSet’s core workstation applications and Research Management Solutions (RMS) suite, delivering key products to the Company’s largest clients - banks and asset managers.

In connection with the appointment of Karnovsky to CPO, Goran Skoko, EVP, Managing Director EMEA and APAC, and Head of Wealth Solutions, will lead both the Research and Wealth businesses.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 155,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

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